PROFESSIONALLY MANAGED PORTFOLIOS

SHAREHOLDER SERVICING PLAN
with respect to the
Brown Advisory Funds

WHEREAS: Professionally Managed Portfolios (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the “Plan”) on behalf of the classes of shares of each of the Brown Advisory Funds listed in Appendix A as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) and the Board of Trustees, including a majority of the Independent Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of each Fund listed in Appendix A and its shareholders; and

WHEREAS, Brown Investment Advisory Incorporated (the “Advisor”) will serve as shareholder servicing agent for the Funds.

NOW THEREFORE, each Fund hereby adopts the Plan on behalf of each class of each Fund listed in Appendix A on the following terms and conditions:

1.  Each class of each Fund listed on Appendix A will pay the Advisor, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by the Advisor or by securities broker-dealers and other securities professionals (“Service Organizations”) to beneficial owners of the Funds (“Clients”), including but not limited to shareholder servicing provided by the Advisor at facilities dedicated to the Funds, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of each of the Funds.

2.  Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from a Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Fund shares or about other aspects of the operations of the Funds; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Funds to Clients; (g) assisting Clients in changing the Funds’ records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to a Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3.  Each class of each Fund listed on Appendix A shall pay the Advisor, for its services, an annual rate of the average daily net assets of the Funds as indicated on Appendix A.  Each Fund may make such payments monthly, and payments to the Advisor may exceed the amount expended by the Advisor during the month or the year to date.  The payments shall be calculated monthly.  In the event that payments to the Advisor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Funds any such excess amount.  Payments to the Advisor may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion.  The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.  While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Funds’ Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.  This Plan shall be effective with respect to each class of each Fund listed on Appendix A (or each class of a Fund added to Appendix A from time to time): (a) on the date upon which it is approved for such class by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (b) on the date the class commences operations, if such date is later.

6.  This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to a class or classes of shares of a Fund, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended, with respect to a class or classes of shares of a Fund, at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.

Adopted by the Board of Trustees:  March 8, 2010

APPENDIX A

PROFESSIONALLY MANAGED PORTFOLIOS

Brown Advisory Funds
Shareholder Servicing Fees

Series of Professionally Managed Portfolios	Maximum Shareholder Servicing Fee Institutional Shares*
Brown Advisory Growth Equity Fund	0.05%
Brown Advisory Value Equity Fund	0.05%
Brown Advisory Flexible Value Fund	0.05%
Brown Advisory Small-Cap Growth Fund	0.05%
Brown Cardinal Small Companies Fund	0.05%
Brown Advisory Small-Cap Fundamental Value Fund	0.05%
Brown Advisory Opportunity Fund	0.05%
Brown Advisory Core International Fund	0.05%
Brown Advisory Maryland Bond Fund	0.05%
Brown Advisory Intermediate Income Fund	0.05%

*The A Shares and D Shares do not charge Shareholder Servicing Fees.